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                                                                  EXHIBIT 10.1.8



                               POPE & TALBOT, INC.

                      DIRECTORS' DEFERRED COMPENSATION PLAN

                          EFFECTIVE SEPTEMBER 11, 1996



                                     PURPOSE

The purpose of the Directors' Deferred Compensation Plan (the "Plan") is to provide Directors of Pope & Talbot, Inc. (the "Corporation") with payment alternatives for fees payable for future services as a member of the Board of Directors (the "Director Fees") of the Corporation (hereinafter referred to as the "Board") or as a member of any committee thereof.


                              SECTION 1  ELIGIBILITY

Any Director of the Corporation who is separately compensated for services on the Board or on any committee of the Board shall be eligible to participate in the Plan.


                        SECTION 2  ELECTIONS AND DEFERRALS

2.1   ELECTION TO DEFER DIRECTOR'S FEES

Each Director may elect to receive current payment of Director Fees (on the date on which the Director Fees are payable) either in cash or may elect to defer payment of Director Fees each calendar year. The election by a Director to defer payment of Director Fees is made by filing with the Secretary of the Corporation a Notice of Election in the form prescribed by the Corporation (an "Election"). Director Fees earned at any time for which an Election is not effective will continue to be paid in cash on the date when the Director Fees are otherwise payable. An existing election may be changed or terminated as of the first day of any succeeding calendar year, provided notice of such change or termination is filed with the Secretary of the Corporation prior to the first day of that calendar year. Any Election shall automatically terminate on the date a Director ceases to be a member of the Board.

2.2   DIRECTOR DEFERRAL OF COMPENSATION

On or before December 31 of any calendar year, an Eligible Director may elect to defer receipt of all or any part of any Compensation payable in respect of the calendar year following the year in which such election is made. Any person who shall become an Eligible Director during any calendar year may elect, not later than the 30th day after his or her term as a Director begins, to defer payment of all or any part of his or her Compensation payable for the portion of such calendar year following such Election.



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2.3   DEFERRED COMPENSATION ACCOUNT AND EARNINGS

The amount of any Director Fees deferred shall be credited on the date on which such Director Fees are otherwise payable to a deferred compensation account maintained by the Corporation in the name of the Director (a "Deferred Compensation Account"). The balance from time to time outstanding in such Deferred Compensation Account shall accrue interest at the 5-year treasury rate in effect at the first day of each calendar year during the deferral period. Such interest shall be credited to Deferred Compensation Account annually in arrears.


                            SECTION 3  ACCOUNT PAYOUT

3.1   DISTRIBUTION

The balance of a Director's Deferred Compensation Account will be paid in a lump sum to the Director or, in the event of the Director's death, to the Director's designated beneficiary on the Payment Commencement Date specified in Section
3.2. However, a Director may elect at the time of filing of his/her initial Notice of Election to receive payment of the Deferred Compensation Account in annual installments rather than a lump sum, provided that the payment period for installment payments shall not exceed ten years following the Payment Commencement Date. The amount of any installment shall be determined by dividing
(i) the balance in the Director's Deferred Compensation Account on the date of such installment by (ii) the number of remaining unpaid installments (including the current installment to be paid). The balance of the Deferred Compensation Account shall be appropriately reduced on the date of payment to the Director or the Director's designated beneficiary to reflect the installment payments made hereunder. Amounts held pending distribution shall continue to be credited with interest pursuant to Section 2.3.

3.2   PAYMENT COMMENCEMENT DATE

All lump sum payments and the first installment of any installment payout in the Deferred Compensation Account shall be made within thirty (30) days after the earlier of (i) the Director's termination of Board service or (ii) his/her death.


                          SECTION 4  GENERAL PROVISIONS

4.1   BENEFICIARY DESIGNATION

A Director may designate, in the Beneficiary Designation form prescribed by the Corporation, any person to whom payments are to be made if the Director dies before receiving payment of all amounts due hereunder. A beneficiary designation will be effective only after the signed beneficiary designation form is filed with the Secretary of the Corporation while the Director is alive and will cancel all beneficiary designations signed and filed earlier. If the Director fails to designate a beneficiary, or if all designated beneficiaries of the Director die before the Director or before complete payment of all amounts due hereunder, any remaining unpaid amounts shall be



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paid in one lump sum to the estate of the last to die of the Director or the
Director's designated beneficiaries, if any.

4.2   NON-ALIENABILITY OF BENEFITS

Neither the Director nor any beneficiary designated by the Director shall have the right to, directly or indirectly alienate, assign, transfer, pledge, anticipate or encumber any amount that is or may be payable hereunder. To the maximum extent permitted by law, no amount due hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Director or the Director's designated beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Director or designated beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Director of any beneficiary, or any legal process.

4.3   UNFUNDED OBLIGATION

Any Deferred Compensation Account shall be established and maintained only on the books and records of the Corporation, and no assets or funds of the Corporation shall be removed from the claims of the Corporation's general or judgment creditors or otherwise made available until such amounts are actually payable to Directors or their designated beneficiaries as provided herein. The Plan constitutes a mere promise by the Corporation to make payments in the future. The Directors and their designated beneficiaries shall have the status of, and their rights to receive a payment under the Plan shall be no greater than the rights of, general unsecured creditors of the Corporation. The Corporation shall not be obligated under any circumstances to fund its financial obligations under the Plan, and the Plan is intended to constitute an unfunded plan for tax purposes. However, the Corporation may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under the Internal Revenue Code of 1986, as amended.

4.4   ADMINISTRATION OF PLAN; HARDSHIP WITHDRAWAL

Full power and authority to construe, interpret, and administer the Plan shall be vested in the Board. Decisions of the Board shall be final, conclusive, and binding upon all parties. Notwithstanding the terms of an Election made by a Director hereunder, the Board may, in its sole discretion, permit the withdrawal of amounts credited to the Deferred Compensation Account with respect to Director Fees previously payable, upon the request of a Director or the Director's representative, if the Board determines that the Director or the director's beneficiary, as the case may be, is confronted with an unforeseeable emergency. For this purpose, an unforeseeable emergency is an unanticipated emergency caused by an event that is beyond the control of the Director or the Director's beneficiary and that would result in severe financial hardship to the Director or the Director's beneficiary if an early hardship withdrawal were not permitted. The Director or the Director's beneficiary shall provide to the Board such evidence as the Board, in its discretion, may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted. The withdrawal shall be limited to the amount necessary to meet the emergency. For purposes of the Plan, a hardship shall be



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considered to constitute an immediate and unforeseen financial hardship if the
Director has an unexpected need for cash to pay for expenses incurred by him or a member of his immediate family (spouse and/or natural or adopted children) such as those arising from illness, casualty loss, or death. Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses, will not be considered to be the result of an unforeseeable financial emergency. Payment shall be made as soon as practicable after the Board approves the payment and determines the amount of the payment which shall be withdrawn, in a single lump sum. No Director shall participate in any decision of the Board regarding such Director's request for a withdrawal under this Section.

4.5   GOVERNING LAW

The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.


              SECTION 5  EFFECTIVE DATES; AMENDMENT AND TERMINATION

The Plan was adopted by the Board on September 11, 1996. Deferrals are permitted commencing January 1, 1997. The Board may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect rights with respect to amounts or shares then credited to any Deferred Account.



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